FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-180779-06

*** The depositor has filed a registration statement (including a prospectus) with the SEC (File # 333-180779) for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649 or by email to prospectus@ms.com. ***

This free writing prospectus does not contain all information that is required to be included in the prospectus and the prospectus supplement.  Any legends, disclaimers or other notices that may appear at the bottom of, or attached to, the email communication to which this material may have been attached are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another email system.

This free writing prospectus relates to Morgan Stanley Capital I Inc.’s offering of Classes A-1, A-2, A-SB, A-3, A-4, X-A, A-S, B, PST and C of its Series 2013-C13 Commercial Mortgage Pass-Through Certificates and amends and supercedes the following information as it relates to the free writing prospectus, dated and distributed on November 21, 2013.

Collateral Update

Solaria 1024 Apartments (25 units):

Studio - 6 units
1 BR -  4 units
2BR -   4 units
3BR -   5 units
4BR -   6 units

Archstone Apartments (24 units):

Within two 3 story buildings:

Studio - 4 units
1 BR -  5 units
2BR -   2 units
3BR -   2 units
4BR -   8 units

Within 3 historic single family houses:

3 BR -  1 house
6 BR -  1 house
7 BR -  1 house

Greystone Apartments (33 units):

Studio - 7 units
1 BR -  6 units
2BR -   5 units
3BR -   12 units
4BR -   3 units

The properties are not officially related to the university, although they are all within 4 blocks of the University of Florida-Gainsville and are occupied by UFG students. The development and management company, Trimark Properties, is headquartered in Gainesville, FL, and specializes in apartments and houses for rent near the University of Florida campus. Trimark owns 23 apartment complexes, 2 residence halls, and numerous historic houses near the university.